Exhibit T3A

    FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                OF

                     REEVES INDUSTRIES, INC.

             (originally incorporated under the name
                "Newrevco, Inc." on April 1, 1982)
                   ____________________________
                 Under Section 245 of the General
                 Corporation Law of the State of
                             Delaware
                   ____________________________

          FIRST: The name of the corporation is

               Reeves Industries, Inc.

          SECOND: The registered office of the corporation in the State of Delaware is located as 1209 Orange Street, New Castle
County, Wilmington, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as presently in effect or as it may hereafter be amended.

          FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million Two Hundred Fifty Thousand (50,250,000) shares consisting of Two Hundred Fifty Thousand (250,000) shares of Preferred Stock having a par value of one dollar ($1.00) per share (hereinafter called "Preferred Stock") and Fifty Million (50,000,000) shares of Common Stock having a par value of one cent ($.01) per share (hereinafter called "Common Stock").

          (b) The following is a statement of the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Series I Preferred Stock (the
"Shares"):

               1. The holders of shares shall have no voting rights, except as required by law.

               2. The holders of record of Shares shall, upon declaration of the Board of Directors of the Corporation setting forth both the record date and payment date, be entitled to receive on such payment date, in the aggregate as a series, and before any dividends or other distributions shall be made to the holders or any series or class of the Common Stock, whether previously or hereinafter designated by the Board of Directors of the Corporation, or any series or class of the Preferred Stock designated by the Board of Directors of the Corporation after the date hereof, cumulative dividends ("Preferred Dividends") as indicated in the following schedule:

On or before                                      Amount

June 30, 1990                                  $6,000,000
November 7, 1990                                  900,000
November 7, 1991                                  840,000
November 7, 1992                                  780,000
November 7, 1993                                  720,000
November 7, 1994                                  660,000

TOTAL                                          $9,900,000

The amount paid to the holders of Shares by the Corporation for any repurchase or redemption thereof, which repurchase or redemption shall be in the discretion of the Board of Directors of the Corporation, shall be deducted from the amount of Preferred Dividends to be paid hereafter pursuant to this Paragraph 2. After November 7, 1994, the holders of Shares shall not have any dividend rights, except to the extent of any cumulated unpaid Preferred Dividends.

     3. In the event of liquidation, dissolution, distribution of the assets of or winding up of the Corporation, whether voluntary or involuntary, the holders of Share shall be entitled to receive, out of the assets of the Corporation (whether from capital or surplus or both) in the aggregate as a series, before any distribution shall be made to the holders of any series or class of the Common Stock, whether previously or hereinafter designated by the Board of Directors of the Corporation, or any series or class of any Preferred Stock designated by the Board of Directors of the Corporation after the date hereof, a liquidation preference of $5,000,000, reduced by the amount shown in the following schedule for the period in which such liquidation, dissolution, distribution of assets of or winding up of the Corporation occurs:

For the period beginning                              Amount

June 30, 1990                                      $2,280,000

For the year beginning

November 7, 1990                                       2,800,000
November 7, 1991                                       3,330,000
November 7, 1992                                       3,870,000
November 7, 1993                                       4,430,000
November 7, 1994                                       5,000,000

provided that, if for any period set forth above, the Corporation has not paid to holders of the Shares all Preferred Dividends required to be paid by virtue of Paragraph 2 hereof due prior to such distribution, then and in that event, the liquidation preference herein granted shall be increased by the aggregate amount of the Preferred Dividends accumulated and not paid.

If, upon such liquidation, dissolution, distribution of the assets of or winding up of the Corporation, the assets of the Corporation (from capital and surplus) shall be insufficient to permit payment in full to the holders of the Shares of the amount distributable to them as aforesaid, then the entire assets of the Corporation (both capital and surplus) shall be distributed ratably among the holders of the Shares to the exclusion of the holders of any series or class of the Common Stock, whether previously or hereinafter designated by the Board of Directors of the Corporation and the holders of any other series or class of the Preferred Stock designated by the Board of Directors of the Corporation after the date hereof. The foregoing provisions of this Paragraph 3 shall not, however, be deemed to require the distribution of assets among the holders of the Shares of any other series or class of the Preferred Stock or the Common Stock in the event of a consolidation, merger, lease or sale of substantially all the assets, which does not in fact result in the liquidation or winding up of the business of this Corporation.

After payment of all of the Preferred Dividends set forth in Paragraph 2 hereof, the holders of Shares shall not have any rights to distribution upon liquidation, dissolution, distribution of the assets of or winding up of the Corporation. The Shares may be redeemed at any time by the Corporation at a redemption price equal to $1.00 per Share, plus the remaining aggregate amount of Preferred Dividends unpaid at the date of redemption.

     4. The payment of any dividend by the Corporation upon, or the redemption or repurchase by the Corporation of, any Shares as set forth above shall be made to the holder of record of the Shares as of the record date or on the date for payment set forth by resolution of the Board of Directors in their discretion and funds for any such purpose shall be reserved and set aside in each instance only at such record date upon the express resolution of the Corporation's Board of Directors and shall be subject to any restriction with respect to such dividends or other payments contained in all loan agreements, debentures, indentures or other agreements entered into by the Corporation. Nothing contained herein or in any agreement or instrument of the Corporation, any affiliate of the Corporation or the holder of the Shares shall be deemed to require the payment of the Preferred Dividends or to require repurchase or redemption of the Shares.

     FIFTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and stockholders, it is further provided that:
          1. The election of directors of the corporation need not be by written ballot unless the by-laws so require.

          2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

               (a) To adopt, amend or repeal by-laws of the corporation in the manner provided in the by-laws of the corporation.

               (b)   Without the assent or vote of the
          stockholders, to authorize and issue obligations of the corporation, secured or unsecured, and to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine.

               (c)   To exercise all of the powers of the
          corporation except those which by law or this Certificate of Incorporation expressly require the consent of the stockholders.

          3. Any vote or votes authorizing liquidation of the corporation or proceedings for its dissolution may provide, subject to the rights of creditors and preferred stockholders, if any, for the distribution pro rata among the stockholders of the corporation of the assets of the corporation, wholly or in part, in cash or in kind, whether such assets be in cash or other property, and any such vote or votes may authorize the Board of Directors of the corporation to determine the valuation of the different assets of the corporation for the purposes of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the stockholders of the corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash and/or property of the corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such asset.

          SIXTH: Except as otherwise expressly provided herein, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all right conferred upon stockholders, directors and other persons herein are granted subject to this reservation.

          SEVENTH: A director of this corporation shall under no circumstances have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of directors.

          IN WITNESS WHEREOF, this Restated Certificate of
Incorporation having been duly adopted by the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation law, we have signed this certificate this __ day of March, 1998.



                                        President


                         ATTEST:
                                        Secretary